Federal Home Loan Bank of Des Moines
2014 Incentive Plan Document

CONTENTS

I.	Purpose

II.	Eligibility

III.	Plan Design

IV.	Administration of the Plan

V.	Miscellaneous Provisions

VI.	Definitions

Exhibit 1

Exhibit 2

Exhibit 3

Exhibit 4

Exhibit 5

I.	Purpose

The Federal Home Loan Bank of Des Moines (“Bank”) strives to attract, retain and motivate employees of the Bank, and to focus its employees’ efforts on fulfilling the Bank’s mission and vision within a safe and sound framework and in a manner consistent with the Bank’s shared values. This 2014 Incentive Plan (“Plan”) is designed to compensate Bank employees in a manner consistent with these goals by:

•	Recognizing Bank employees for their individual and/or team contributions to the Bank’s achievement of the Strategic Imperatives listed in the 2014-2016 Strategic Business Plan (“SBP”); and

•	Providing incentive awards that when combined with base salaries provide competitive total cash compensation to Bank employees.

The Plan is effective for the calendar year beginning January 1, 2014. Awards earned during the Performance Period under the Plan (“Plan Awards”) fall into two separate subcategories: “Annual Awards” and “Deferred Awards.” (See Section VI., Definitions, for a description of these terms).

The Plan shall remain in effect until the Board’s Human Resources and Compensation Committee (“HRC”) terminates, replaces or amends the Plan.

II.	Eligibility

All regular full-time and part-time (working at least 20 hours/week) employees are eligible to participate in the Plan, with the exception of Internal Audit Department employees who may be eligible to participate in a separate annual incentive plan as approved by the Board’s Audit Committee. Temporary employees, interns or independent contractors are not eligible to participate in the Plan.

III.    Plan Design

The Plan includes two components:

•
Bank-wide business performance goals aligned with the Bank’s SBP Strategic Imperatives of Strengthen Partnership with Members, Disciplined Pursuit of Long-term Business Performance and Stewardship of our Public Mission.

•
Individual and/or team goals for achievement of other objectives aimed at improving the Bank’s service to the shareholding members and operational effectiveness that are linked to the SBP, whenever possible, and support the Bank’s mission.

The Plan is designed to emphasize overall Bank performance for officers and certain other professionals and more specific operationally-focused goals related to particular areas of responsibility for other employees that provide a “line of sight incentive.”

Each calendar year the HRC shall establish one or more Bank-wide performance goals, consistent with the SBP in effect during the Performance Period. To the extent the HRC establishes more than one goal, each goal will be weighted. Each goal shall have a threshold, target, and maximum level of performance, as appropriate.

Each calendar year, employees and their managers will develop individual and/or team goals in alignment with the strategic imperatives and strategies included in the SBP.

Recognizing that circumstances and priorities may change, management may submit to the HRC recommended revisions to Bank-wide performance goals. The HRC will evaluate the submission and determine whether the Bank-wide performance goals should be amended. Management may authorize changes to individual and/or team goals throughout the Performance Period as priorities and circumstances dictate.

Bank-wide performance goal achievement levels that discretely fall in between threshold, target and maximum performance levels will be interpolated, unless otherwise directed in the design of a particular performance goal.

The total incentive target is a weighted average of the Bank-wide performance goals and individual and/or team goals.

The following chart provides the threshold, target and maximum Plan Award percentage payout opportunities for each level in the Bank, and associated weights for Bank-wide performance goals and individual and/or team goals. The chart also provides the portion of each Plan Award, if any, that is a Deferred Award.

Classification	2014 Threshold/ Target/ Max Plan Award as a % of Base Salary	Bank-wide Performance Goal % of Total Plan Award	Bank-wide Performance Goal based on SBP Focus Areas % of Total Plan Award	Individual and/or Team Goal % of Total Plan Award	2014 Annual Award %	2014 Deferred Award %
Tier 1 (CEO)	50.0 / 75.0 / 100.0	90%	N/A	10%	25.0 / 37.5 / 50.0	25.0 / 37.5 / 50.0
Tier 2 (EVPs)	40.0 / 60.0 / 80.0	70%	20%	10%	20.0 / 30.0 / 40.0	20.0 / 30.0 / 40.0
Tier 3 (SVPs) (VPs)	20.0 / 40.0 / 60.0 17.5 / 35.0 / 52.5	60%	N/A	40%	13.0 / 26.0 / 39.0 11.4 / 22.8 / 34.1	7.0 / 14.0 / 21.0 6.1 / 12.2 / 18.4
Tier 4 (VPs) (VPs)	15.0 / 30.0 / 45.0 12.5 / 25.0 / 37.5	60%	N/A	40%	9.8 / 19.5 / 29.3 8.1 / 16.3 / 24.4	5.2 / 10.5 / 15.7 4.4 / 8.7 / 13.1
Tier 5	10 / 20 / 30	60%	N/A	40%	10 / 20 / 30	N/A
Tier 6	7.5 / 15 / 22.5	50%	N/A	50%	7.5 / 15 / 22.5	N/A
Tier 7	5 / 10 / 15	50%	N/A	50%	5 / 10 / 15	N/A
Tier 8	4 / 8 / 12	40%	N/A	60%	4 / 8 / 12	N/A
Tier 9	3 / 6 / 9	30%	N/A	70%	3 / 6 / 9	N/A

The actual threshold, target, and maximum achievement levels for the Bank-wide performance goals in the Plan are presented in Exhibit 1 (attached).

Bank-wide performance goals for the executives are weighted at 90% and include 70% based on the Bank-wide goals in Exhibit 1 and 20% based on certain Bank-wide goals related to the strategic imperative and strategies each executive is focused on in 2014. See Exhibit 2 (attached) for the Strategic Imperative Bank-wide weightings for each executive.

As noted above, for employees classified in Tiers 1-4, a portion of the Plan Award will be paid as an Annual Award in the year following the Performance Period and the Deferred Award will be paid at the end of the Deferral Period. The Deferred Award is designed to ensure that Bank management does not take short-term measures in 2014 to secure incentive compensation that could be detrimental to the long-term value of the Bank. This will ensure that management continues to operate the Bank in a profitable and prudent manner for the long-term value of its members.

For the 2014 Performance Period, the 2014 Deferred Award is to be paid in 2018. The Deferred Award earned during the Performance Period will be impacted by the achievement level of economic value of capital stock (EVCS) in future periods. See Exhibit 3 (attached) for more information on the final determination of the Deferred Award.

Bank-wide Performance Goals

Bank-wide performance goals focus staff’s efforts on the Bank’s Strategic Imperatives of Strengthen Partnership with Members, Disciplined Pursuit of Long-term Business Performance and Stewardship of our Public Mission. These imperatives are outlined in the SBP.

The strategies underlying the Bank’s Strategic Imperatives reflect the Bank’s cooperative structure whereby the Bank needs to satisfy the expectations of members as both shareholders and customers. Fulfilling that cooperative mission must be done in a prudent manner so as to preserve the par value of capital stock, which is the rationale for the risk management measures including the preservation of the enterprise value and the quality of the Bank’s risk management practices and results. All employees should have a portion of their incentive potential tied to Bank-wide performance so that everyone in the Bank, regardless of their role or level in the organization, thinks about delivering value to the members, managing the Bank effectively and efficiently, and doing so within an appropriate risk and mission framework.

Given the environment in which the Bank operates, the HRC will periodically review achievement on the incentive goals and consider changes to the goals as appropriate and subject to the review and non-objection of the FHFA. Structural changes in the financial services sector driven by factors largely outside the Bank’s control (such as legislative changes) may necessitate wholesale changes in how the Bank’s executives and other employees are rewarded.

The following provides additional detail on each of the goals and the weightings for each.

Strengthen Partnership with Members (40% Total Weight)

The Strengthen Partnership with Members goal is focused on building strong relationships and providing valuable products and services to members.  Success in achieving this goal is measured in three different ways, with each metric having a weight of 10% or 15%:

1)
Member Product and Service Usage (15% weighting): Index of 8 products, services and activities with members: advance participation, letter of credit (LOCs) participation, daily time deposits, safekeeping, MPF, advances via eAdvantage, survey participation, and education (regional meetings, product workshops, fall FHLBDM conference).

2)	Overall Member Satisfaction (15% weighting): Maintain or improve overall member satisfaction with the Bank as determined by a survey of the Bank’s members conducted by Barlow Research Associates.

3)
Member Product and Service Satisfaction (10% weighting): Improve member satisfaction in (i) advance products, (ii) collateral reporting requirements, and (iii) credit scoring methodology and transparency. Results will be determined by a survey of the Bank’s members conducted by Barlow Research Associates.

Disciplined Pursuit of Long-term Business Performance (40% Total Weight)

Success in achieving this goal is measured in four different ways, with each metric having a weight of 10%.

1)
Preservation of Enterprise Value: This will be measured by the quarterly average of Market Value of Capital Stock (MVCS) computed using quarter-end balances for 2014. This measure is widely used within the Bank System and is a good indicator of short-term performance and value of the Bank’s capital stock.  For 2014, the threshold, target and maximum are set at $100, $115, and $125, respectively. Alternatively, threshold performance can be reached if the Bank has an MVCS of less than $100 but is ranked in the upper half of the FHLB System. This ensures that relative improvement in MVCS is recognized even if an external shock reduces MVCS for the whole System.

2)
Quality of Risk Management: This will be determined at year-end by the Board’s Risk Committee (RC). Management will provide the RC with criteria that could be used to differentiate threshold from target from maximum level of achievement on this goal. See Exhibit 4 (attached) for more information.

3)
Operational Excellence: As reflected in the Bank’s SBP, the Bank has determined to place significant focus on its major systems and business processes. Therefore, a Bank-wide goal was added to the SBP that takes into consideration people, processes and technology. This goal will include four subcategories that relate to the following: (i) successful completion and implementation of the Bank’s core banking system (CBS) project Phase 1.1, (ii) satisfactory progress against the project plan on CBS Phase 2, (iii) completion and approval of the Business Model Framework project by the Board of Directors, and (iv) development of implementation plan to achieve cost savings for the Bank. The final outcome of this goal will be determined by objective achievement measurements for each subcategory. See Exhibit 5 (attached) for more information.

4)
Profitability: This goal will be measured by Adjusted Return on Capital Stock (AROCS). This is a comprehensive measure of the Bank’s profitability and is most meaningful to the Bank’s shareholders. It represents, on an adjusted earnings basis, the dividend percentage that could be paid to members if 100% of earnings were to be paid as a dividend. The outcome of this goal will be determined by a matrix of achievement tied to the Bank’s SBP financial projections.

Stewardship of our Public Mission (20% Total Weight)

This category aligns with the third strategic imperative in the Bank’s SBP. Success in achieving this goal will be measured in two ways, with one goal weighted at 5% and the other at 15%.

1)
Mission related assets (15% weighting)- This goal is based on the in-depth analysis completed by the Bank on its mission related assets ratio, including (i) advances and AMA, plus (ii) other on-balance sheet core mission activity assets as defined under FHFA regulations, relative to its outstanding consolidated obligations. For this measurement Wells Fargo advances will be excluded.

2)
Community Impact (5% weighting) - This goal will measure AHP and Homeownership Fund applications. Affordable housing is a critical component of the Bank’s mission. The final outcome of this goal will be determined by an objective achievement matrix.

Achievement Levels of Bank-wide Performance Goals in the 2014 Plan

The threshold, target, and maximum achievements levels for the Bank-wide performance goals listed in the attached Exhibit 1 are calibrated based on results from previous years and projections in the Bank’s 2014 SBP.

2014 Individual and/or Team Performance Goals

Individual and/or team goals in the Plan are generally linked to the Bank’s 2014 SBP. The nature of individual and/or team goals varies depending on the individual’s role and level in the organization. For example, an individual in the Enterprise Risk Management department might have individual and/or team goals focused on improving the Bank’s risk management infrastructure, while an employee in the Credit Sales department might be focused on developing new or enhanced products for the members.

For the executives, individual and/or team goals account for 10% of the incentive opportunity, and awards will be based upon a performance evaluation assessing completion of role responsibilities, personal development plans, and demonstrating the Bank’s shared values.

Payout Determination

Annual and Deferred Awards earned during the Performance Period are payable in 2015 and 2018, respectively, and are subject to HRC approval. Notwithstanding the formulaic computations of the Plan payouts based on incentive goal achievement levels, actual payouts under the Plan are subject to the HRC’s review and approval and are made at the HRC’s discretion subject to prior review and non-objection by the Federal Housing Finance Agency (“FHFA”) for the Bank’s Named Executive Officers (“NEOs”).

The HRC may consider a variety of objective and subjective factors to decide on the appropriate payouts including but not limited to: (i) operational errors or omissions that result in material revisions to the financial results, information submitted to the FHFA or data used to determine incentive payouts; (ii) untimely submission of information to the Securities and Exchange Commission (“SEC”), Office of Finance (“OF”), or the FHFA, or; (iii) failure to make sufficient progress, as determined by the FHFA, in the timely remediation of examination, monitoring, and other supervisory findings and matters requiring attention.

The HRC shall consider the relevant facts and circumstances and reduce incentive awards commensurate with the materiality of the exception relative to the Bank’s financial and operational performance and financial reporting responsibilities.

The HRC also may determine a participant is not eligible to receive part or all of any Plan Award payouts. Events that may justify such HRC action may include, but are not limited to, the following:

•	a participant’s failure to achieve a “meets expectations” or higher evaluation of overall job performance during a Performance Period;

•	a participant becomes subject to disciplinary action or probationary status at the scheduled time of a Plan Award payout; or

•
a participant’s failure to comply with regulatory requirements or standards, internal control standards, the standards of his or her profession, any internal Bank standard, or failure to perform responsibilities assigned under the Bank’s SBP.

As soon as feasible after the conclusion of each Performance Period, the HRC shall review the Bank’s performance against its Bank-wide performance goals, and if appropriate, shall approve the payout, if any.

As soon as feasible after conclusion of each Performance Period, the responsible manager will determine the achievement and performance levels of individual and/or team goals for participants. Executive Management of the Bank will review, approve and submit to Human Resources the Plan Awards for their areas of responsibility. Executive Management and Human Resources will together calibrate the individual and/or team payouts across the Bank. Human Resources, after considering each participant’s performance against individual’s goals, shall recommend to the HRC the payout levels for approval.

Plan Awards are determined based on the participant’s annual earned base salary or wages for hours worked, including overtime and hours paid under the Bank’s paid time off policies, as applicable, but in any case excludes any bonus, incentive compensation or long-term disability insurance payments paid for the current or a prior year. In the event a participant receives a raise during a calendar year, the participant’s compensation for the year will reflect the actual wages paid to the participant for the year. A participant who has a hire date prior to the beginning of the Performance Period is eligible to receive a full Plan Award. A participant who has a hire date after the beginning of the Performance Period is eligible to receive a prorated Plan Award based on the number of full months of service completed in the Performance Period. A participant hired on or after October 1 of the Performance Period is not eligible to receive a Plan Award for the Performance Period in which they were hired.

Unless otherwise directed by the HRC, Plan Award payouts shall be made in lump sum through regular payroll distribution, as soon as possible after payout approval but in no case more than 75 days after the end of the Performance Period (in the case of an Annual Award) or Deferral Period (in the case of the Deferred Award) . All payments under the Plan shall in any event be made by the end of the calendar year following the Performance Period or Deferral Period, as applicable, for which payout approval has been received. Appropriate provisions shall be made for any taxes that the Bank determines are required to be withheld from any payment under applicable laws or other regulations of any governmental authority, whether federal, state or local.

Employees whose employment ends before approval of any Plan Award payout will not be eligible for award payouts under the Plan unless otherwise provided for herein or in any Executive Employment Agreement. The HRC has the sole discretion to determine whether a payout is made to the participant, and the amount of any such payout.

Employees whose termination occurs as the result of death or Disability shall be eligible to receive a prorated Plan Award for the Performance Period in which the termination occurs in an amount based upon full months completed in the Performance Period. The prorated Plan Award for the Performance Period will be determined based upon actual achievement levels for Bank-wide performance goals and Target achievement levels for individual and/or team goals, and will not be subject to an EVCS modifier. Such employees will also be eligible to receive deferred awards earned but not yet approved for payout from periods occurring prior to the Performance Period. All payouts of deferred awards from prior periods will be based on actual achievement levels attained during such periods, and will not be subject to an EVCS modifier. All awards will be payable in a single lump sum within 75 days following the end of the Performance Period that the death or Disability occurred.

Employees whose termination occurs as the result of a Retirement or Reduction in Force are eligible to receive a prorated Plan Award for the Performance Period in which the termination occurs in an amount based upon full months completed in the Performance Period unless otherwise provided for herein or in any Executive Employment Agreement. The prorated Plan Award will be determined based upon actual achievement levels for Bank-wide performance goals and Target achievement levels for individual and/or team goals, and will not be subject to an EVCS modifier. Such employees will also be eligible to receive deferred awards earned but not yet approved for payout from periods occurring prior to the Performance Period. The amount of payouts on deferred awards from prior periods, as well as any portion of the prorated Plan Award that constitutes Deferred Awards, will be determined in accordance with the terms of the Plan unless otherwise provided for herein or in any Executive Employment Agreement. All payments shall be made during the calendar year following the Performance Period or Deferral Period, as applicable.

A participant who is transferred, promoted, or demoted during a Performance Period may receive a prorated Plan Award based on the actual months worked in each position during the Performance Period.

IV.    Administration of the Plan

The Bank’s Board of Directors is ultimately responsible for the Plan, including its amendment, replacement or termination. The HRC has the full power and authority of the Board to construe, interpret and administer the Plan. Any decision arising out of or in connection with the construction, interpretation or administration of the Plan lies within the HRC’s absolute discretion and is binding on all parties.

The HRC shall:

•	Approve Bank-wide performance goals.

•	Approve the range of potential payout opportunities for Plan participants.

•	After the end of a Performance Period, approve any Annual Awards.

•	After the end of the Deferral Period, approve any Deferred Awards for qualifying eligible officers.

•	Render any decisions necessary with regard to the interpretation of the Plan.

Day-to-day administration of the Plan is delegated to those in the Bank responsible for Human Resources functions.

V.     Miscellaneous Provisions

The Plan, in whole or in part, may at any time or from time to time be amended, suspended or reinstated and may at any time be terminated by the HRC.

No amendment, suspension or termination of the Plan shall, without the consent of the participants, affect the rights of the participants to any payout previously approved by the HRC.

No participant has the right to alienate, assign, encumber, or pledge his or her interest in any payout under the Plan, voluntarily or involuntarily, and any attempt to do so is void.

This document is a complete statement of the Plan and supersedes all prior plans, representations and proposals written or oral relating to its subject matter. The Bank is not bound by or liable to any participant for any representation, promise or inducement made by any person which is not expressed in this document.

This Plan shall not be considered a contract of employment and nothing in the Plan shall be construed as providing participants any assurance of continued employment for any definite period of time, nor any assurance of current or future compensation. This Plan shall not, in any manner, limit the Bank’s right to terminate compensation and employment at its will, with or without cause.

Participation in the Plan and the right to receive awards under the Plan shall not give a participant any proprietary interest in the Bank or any of its assets. Nothing contained in the Plan shall be construed as a guarantee that the assets of the Bank shall be sufficient to pay any benefits to any person. A participant shall for all purposes be a general creditor of the Bank. Each payment shall be from the general assets of the Bank.

The Plan shall be construed in accordance with and governed by the State of Iowa except to the extent superseded by federal law.

It is intended that the awarding, vesting and payment of any award will comply with Section 409A of the Internal Revenue Code of 1986, as amended, and Treasury regulations relating thereto (“Section 409A”), so as not to subject any participant to the payment of any interest or tax penalty, provided, however, that neither the Bank, the HRC, the Board, or any directors, officers, employees, consultants or other agents shall be liable to a participant or otherwise responsible for any such interest and tax penalties. Neither the Bank nor the employee may accelerate a payment into a calendar year not specified in the Plan nor defer or postpone a payment into a year following the calendar year specified in the Plan, except as may be permitted by Section 409A.

VI.    Definitions.

As used in this document, the following definitions apply:

(a)	“Annual Award” is the portion of the Plan Award that can be earned during the Performance Period and paid in the calendar year following the Performance Period.

(b)
“Deferral Period” is the three calendar year period after which the Deferred Award can be paid. The Deferral Period begins January 1 immediately following the Performance Period (January 1, 2015 - December 31, 2017).

(c)	“Deferred Award” is the portion of the Plan Award that can be earned during the Performance Period and paid in the calendar year following the Deferral Period subject to the applicable EVCS modifier.

(d)
“Disability” shall mean that an employee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, and which has rendered the employee incapable of performing his or her duties to the Bank, receiving benefits under a disability plan sponsored by the Bank, for a period of not less than three (3) months.

(e)	“Performance Period” is the one calendar year period during which a Plan Award can be earned (January 1 - December 31, 2014).

(f)	“Plan Award” is the award that can be earned during the Performance Period.

(g)
“Reduction in Force” is a decision by the Bank to reduce the number of Bank employees, which results in the involuntary termination of one or more Bank employees for reasons unrelated or not exclusively related to the performance of such employee or employees.

(h)
“Retirement” means an employee’s voluntary termination of his/her employment based on the attainment of at least age 55 and completion of at least 5 years of service with the Bank or as permitted under Section 409A of the Internal Revenue Code of 1986, as amended. With respect to a Plan participant who is eligible to receive a Deferred Award, the date of such employee’s retirement as well as other terms and conditions that provide for an orderly transition must be mutually agreed to by the employee and the Bank in order for the employee to meet the definition of Retirement as provided herein.

Exhibit 1
2014 Bank-wide Business Performance Incentive Plan Goals

Bank-wide Goals and Weightings	2014 Threshold	2014 Target	2014 Maximum
SBP Imperative - Strengthen Partnership with Members - (40% Total Weight)
Member Product and Service Usage (15% Weight)	1.3	1.7	2.1
Member Overall Satisfaction Survey - Percentage of Members “Very Satisfied” and “Satisfied” (15% Weight)	90%	93%	96%
Member Product and Service Satisfaction Survey - Results of questions on advance products, collateral reporting requirements and credit scoring methodology (10% Weight)	Adv 82% Cr 70% Col 74%	88% 76% 80%	94% 82% 86%
SBP Imperative - Disciplined Pursuit of Long-term Business Performance - (40% Total Weight)
Preservation of Enterprise Value as measured by the quarterly average of Market Value of Capital Stock (MVCS) (10% Weight)	$ 100 or ranking in the upper half of Bank System	$115	$125
Quality of Risk Management as measured by the Board’s qualitative assessment covering the following areas (10% Weight):

Credit Risk (2.5%)
Market Risk (2.5%)
Operational Risk (1.0%)
Internal Controls - SOX 404 (1.0%)
IT Risk (1.0%)
Model Risk (1.0%)
Remediation of Exam Findings (1.0%)
(See Exhibit 4)
		See Exhibit 4
 Operational Excellence (10% Weight) - Matrix Achievement Scale for successful implementation of CBS Project Phase 1.1 by June 30, 2014, satisfactory progress on CBS Project Phase 2, completion and Board approval of Business Model Framework, and development of implementation plan to achieve cost savings for the Bank.
(See Exhibit 5)
		See Exhibit 5
Profitability - Adjusted Return on Capital Stock (AROCS)* - Earned Dividend (10% Weight)	3.0%	4.5%	6.0%
SBP Imperative - Stewardship of our Mission - (20% Total Weight)
Mission Related Assets Ratio* (15% Weight)	65	80	85
Community Impact (5% Weight) AHP Applications Homeownership Fund Applications	45 110	60 135	75 160
*These numbers are based on current assumptions and may change based on large member volume. Any changes to the numbers will be reviewed and approved by the HRC and the FHFA.

Exhibit 2
Executive 2014 Bank-Wide Strategic Imperative Focus (20% Weighting)

Executive	Strategic Imperative
CFO	Disciplined Pursuit of Long-Term Business Performance
CBO	Strengthen Partnership with Members and Stewardship of our Public Mission
CRO	Disciplined Pursuit of Long-Term Business Performance (Quality of Risk Management and Preservation of Enterprise Value sub goals only)

Exhibit 3

Deferred Award Payout Determination

The Deferred Award earned in 2014 will be paid in 2018. The actual amount of the award paid in 2018 will depend principally on the Bank’s average EVCS in 2014, modified by a 90 percent-110 percent for the average EVCS in the year 2017. Modifying the amount of award paid using the level of the Bank’s EVCS over the final year ensures that over the interim period, management continues to operate the Bank in a profitable and prudent manner. It also ensures that management does not take short-term measures in 2014 to secure a long-term incentive award in 2017 that would be detrimental to the Bank over the long-term.

The EVCS modifier for the Deferred Award is as follows:

◦	If the average quarterly EVCS for 2017 is less than $90 per share, the modifier would be zero, resulting in no Deferred Award.

◦	If the average quarterly EVCS for 2017 is $90 per share, the modifier would equal 90%, meaning that actual awards would equal 90% of the potential award.

◦	For every dollar that the average quarterly EVCS for 2017 exceeds $90 per share, one percentage point would be added to the multiplier of 90% up to a maximum multiplier of 110%.

For example, if the Bank were to achieve maximum on the 2014 Bank-wide business performance goals and individual/team goals and if EVCS were to average $110 per share or more in 2017, then the absolute maximum Deferred Award payouts under the Plan would be as follows:

	Payout As a % of Base Salary at Excess/Maximum Achievement Level	Maximum Payout with Multiplier at 110%

Tier 1	50.00%	55.00%
Tier 2	40.00%	44.00%
Tier 3	21.00%	23.10%
	18.40%	20.24%
Tier 4	15.70%	17.27%
	13.10%	14.41%

In addition to the modifier described above, the HRC may consider other factors, including:

1.	Operational errors or omissions that result in material revisions to the financial results, information submitted to the FHFA, or data used to determine incentive payouts;

2.	Untimely submission of information to the SEC, OF and/or FHFA; or

3.	The Bank fails to make sufficient progress, as determined by the FHFA, in the timely remediation of examination, monitoring and other supervisory findings and matters requiring attention.

The HRC shall consider the relevant facts and circumstances and reduce incentive awards commensurate with the materiality of the exception relative to the Bank’s financial and operational performance and financial reporting responsibilities.

Exhibit 4

Quality of Risk Management (10% Total Weight) as measured by the Board’s qualitative assessment covering the following areas:	Score: (Threshold = 5 Target = 10 Maximum = 15)	% Weight	Weighted Score: (Score times % Weight times 10)
Credit Risk (25%)
Management of direct exposure to members
Management of exposure to investment and derivative counterparties
Regulatory assessment of credit risk and successful remediation of any exam findings

Perform Member Collateral Verifications (MCVs) timely and on a risk based priority basis to ensure the Bank is fully secured and stressed haircuts are applied appropriately. (Target)
At risk members are identified timely and risk mitigation activities are taken as appropriate. (Target)
For failed members, a postmortem is performed to constantly validate the model and the Bank’s capacity grading process. (Target)
No member-related breaches of limits (Target)
No member-related losses (Target)
No investments/derivatives breaches of limits (Target)
No investments/derivatives losses (Target)
Management of exposure to MPF portfolio
Timely analysis of ALL sufficiency to cover anticipated losses embedded in the MPF portfolio. (Target)
MPF quality control is performed timely and on a risk based priority basis to ensure the PFI is underwriting MPF loans in accordance with the MPF Guide. (Target)
No high-rated internal audit issues and timely remediation of findings (Target)
No high-rated model validation issues and timely remediation of findings (Target)
		25%
Market Risk (25%) Stability of adjusted MVCS (MVCS, changes net of OAS and funding spread movements) Timely upgrades and updates to QRM/Intex/LPS, Principia (Target) Enhancements to market risk measurement and reporting Number of limit breaches during the year No high-rated internal audit issues and timely remediation of findings (Target) No high-rated model validation issues and timely remediation of findings (Target) Regulatory assessment of market risk and successful remediation of any exam findings		25%
Operational Risk (10%) Exception reporting process is well defined and reflects consistency, relevance, completeness, and transparency. (Target) Annual risk assessment process is effectively and efficiently administered resulting in informative report which appropriately escalates the Bank’s most significant risks. (Target) Timely and successful remediation of all high-risk Internal Audit and Model Risk issues. (Target) Regulatory assessment of operational risk and successful remediation of any exam findings		10%
Internal Controls - SOX 404 (10%) Annual SOX 404 process is efficiently managed enabling management to assert that control over financial reporting is effective. (Target) External and internal auditors’ assessment of SOX 404 process and compliance Necessary condition for a target payout: Zero significant deficiencies and material weaknesses (Target)		10%
IT Risk (10%) Successful implementation of the information security program Successful implementation of the business continuity program Compliance with IT risk monitoring and control		10%

Model Risk (10%) Target: 80% of scheduled model validations completed (Target) Successful remediation of issues identified through the validation process (Target) Regulatory and Internal Audit’s assessment of the function and successful remediation of any findings	10%
Successful remediation of all Bank safety and soundness exam findings assessed by Internal Audit (10%)	10%
Overall Score (% of Target):

Exhibit 5

Federal Home Loan Bank of Des Moines
2014 Bonus Matrix - Operational Excellence

Operational Excellence (10% Weight)	Threshold	Target	Maximum
Successful implementation of CBS Project Phase 1.1	Within cost and scope by July 31, 2014	Within cost and scope by June 30, 2014	Within cost and scope by May 31, 2014
2.0% Weight			
Scheduled implementation date June 30, 2014			
If not complete within cost or scope there would be no bonus potential			
If system is ready for implementation but delayed for month-end or quarter-end purposes and implemented very soon thereafter it would still be deemed successful.			
Satisfactory progress on CBS Project Phase 2	Progress behind the approved project plan by 5%.	On time, cost and scope as defined by approved project plan.	Progress ahead of the approved project plan by 5% or more.
2.0% Weight			
Satisfactory progress will be measured against the PPTC and Board approved project plan			
If progress against the approved plan is more that 5% behind the approved plan, there would be no incentive payout.			
There will be a separate measurement for time, cost and scope that are equally weighted. Result will be the average of these three measures.			
Assessment will be as of December 31, 2014			
Completion and Board approval of Business Model Framework	Business Model Framework is completed and approved by the Board by September 30, 2014	Business Model Framework is completed and approved by the Board by August 31, 2014	Business Model Framework is completed and approved by the Board prior to June 30, 2014
2.0% Weight			
Quality of the Business Model Framework is the most critical component of this project; however as quality is subjective the metric is based on time to complete.			
Desire is to have fully complete for further discussion at the August strategic planning Board meeting.			
Identify efficiency opportunities and develop implementation plan that is approved by the Management Committee	Approved initiatives of $500,000.	Approved initiatives of $1 million.	Approved initiatives of $1.5 million.
4.0% Weight			
Approved implementation plans must achieve cost savings by the end of 2015 to be counted.			
Assuming we have a similar incentive for 2015, if approved items are not implemented or achieved by the end of 2015, there will be a deduction to the following years goal.			
Assessment will be as of December 31, 2014